Mail Stop 6010


October 14, 2005


Ze`ev Kirshenboim, Chief Executive Officer and Chief Financial
Officer
ACS-Tech 80 Ltd
Post Office Box 5668
Migdal Ha`emek, Israel  10500

Via U S Mail and FAX [011-972-4-654-6443 ]


	Re:	ACS-Tech 80 Ltd.
		Form 20-F for the fiscal year ended December 31, 2004
		Forms 6-K for 2005
		File No.  1-14662


Dear Mr. Kirshenboim:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant

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